EXHIBIT 10.1

SUPERCONDUCTOR TECHNOLOGIES INC. CONVERTS

SERIES E PREFERRED STOCK

SANTA BARBARA, Calif., September 30, 2002 — Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”), the global leader in high-temperature superconducting (HTS) products for wireless applications, today announced it has converted the remainder of its Series E preferred stock into 2,155,261 common shares in accordance with the contractual requirements of the private placement issued September 29, 2000. The associated conversion premium was paid with $3.0 million in cash and $1.7 million in a subordinated note, rather than issuing stock as was allowed under the original agreement. The subordinated note carries eight percent interest and is due in eighteen months.

After conversion of the Series E preferred stock, STI has 25,198,270 common shares outstanding.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks.

STI’s SuperLink™ products are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperFilter®, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 1,600 SuperFilter Systems have been deployed worldwide, logging in excess of 20 million hours of cumulative operation. In 2002, STI was named one of Deloitte & Touche’s prestigious “Technology Fast 50” companies for the Los Angeles area, a ranking of the 50 fastest-growing technology companies in the area.

SuperFilter and SuperLink are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit http://www.suptech.com.

For further information please contact Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investors, Lillian Armstrong, lillian@lhai-sf.com or Moriah Shilton of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

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